Nex Connectivity Solutions, Inc.
3639 Garibaldi Drive, North Vancouver, British Columbia, Canada, V7H 2W2

March 31, 2004

PRIVATE AND CONFIDENTIAL

Johnny C. L. Tsang, General Manager
Empire Landmark Hotel
1400 Robson Street
Vancouver, BC
Canada

Dear Mr Tsang:

re: Letter Addendum to Internet Services Agreement - Hotel Lobby Internet Kiosk

We are writing at your request in respect of this addendum to our Internet Services Agreement of February 1, 2004 (the “Agreement”).

Under the terms of the Agreement, Nex is providing Hotel guests wireless high speed Internet access in agreed areas of the hotel property, including the hotel lobby. §2.1 of the Agreement provides for “further expansion” of the System as “mutually agreed”.

As a “further service” to its guests, the Hotel has requested that Nex provide a public access Internet kiosk in the Hotel lobby (a “further expansion” of the system), which would permit users to check email and “surf” the Internet (“Internet Kiosk”).

The Hotel and Nex have agreed that Nex will provide said further service subject to the terms and conditions detailed in the attached term sheet and acknowledge said agreement by their signatures below.

NEX CONNECTIVITY SOLUTIONS INC.

Per: /s/ Joseph Bowes
Authorized Signatory
Name: Joseph Bowes
Title: President

GLOBAL GATEWAY CORP
(dba/ EMPIRE LANDMARK HOTEL)

Per: /s/ Johnny Tsang
Authorized Signatory
Name: Johnny Tsang
Title: General Manager

Internet Services Agreement
Letter Addendum #1 – Attachment	March 31, 2004

Internet Kiosk – Term Sheet

1.	For the term specified in the Internet Services Agreement, and on an exclusive basis, Nex will provide and operate at its sole cost (either directly or through contracted third parties at Nex’s option), an Internet Kiosk meeting prevailing industry standards for construction, aesthetics and functionality.

2.	For the installation of the Internet Kiosk, the Hotel will provide: (i) a mutually agreed, high visibility and easily accessible lobby location, and; (ii) 120 VAC power, at the Hotel’s expense. The Hotel will not affix or permit to be affixed to the Internet Kiosk any non-Nex equipment or signage.

3.	User access to the Internet when using the Internet Kiosk will require credit card, coin or bill prepayment which will be completely handled by the Internet Kiosk itself. (Note: the prepaid cards controlling guest access to the Nex high speed Internet access network – when using their own wireless enabled-computers – will not work on the Internet Kiosk.)

4.	Internet Kiosk pricing will be set by Nex to meet prevailing market conditions and is initially expected to be in the order of $2.00 per 10 minutes of use.

5.	The Hotel will not share in any of the Internet Kiosk revenues.

6.	Completion of Internet Kiosk installation and commissioning will be as mutually agreed. The work here is dependent upon access to the Hotel lobby (and possibly related service areas) as determined by the Hotel.

7.	Documentation of formal agreement on this further service will be by way of a letter addendum to the February 1, 2004 Internet Services Agreement.

8.	It is expected that Internet Kiosk installation and commissioning will be completed within 30 to 45 days of formal agreement and possibly sooner.